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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                            OF LEVEL 8 SYSTEMS, INC.

                          as amended December 30, 2002

1.  The name of the corporation is Level 8 Systems, Inc. (the "Corporation").

2. The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington 19805, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

3.  The name and mailing address of the sole incorporator are as follows:

             NAME                      MAILING ADDRESS

             Dennis McKinnie           Level 8 Systems, Inc.
                                       8000 Regency Parkway
                                       Cary, North Carolina 27511

4. The name and mailing address of the initial director of the corporation who shall serve until the first annual meeting of stockholders or until his successor(s) are elected and qualified, is as follows:

             NAME                      MAILING ADDRESS

             Arie Kilman               Level 8 Systems, Inc.
                                       1250 Broadway, 35th Floor
                                       New York, New York 1001

5. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

6. The total number of shares of capital stock which the Corporation is authorized to issue is seventy million (70,000,000), shares, consisting of:

      (i) sixty million (60,000,000) shares of common stock, par value $.001 per share ("Common Stock"); and

      (ii) ten million (10,000,000) shares of preferred stock, par value $.001 per share ("Preferred Stock").

      The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.  PREFERRED STOCK.

      The Board of Directors is authorized to provide, without stockholder action, for the issuance of shares of Preferred Stock, subject to limitations prescribed by law and by this Certificate of Incorporation, without stockholder action in one or more series. The description of shares of each series of Preferred Stock, including the number of shares to be included in each such series, any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of
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redemption shall be as set forth in resolutions adopted by the Board of
Directors and Articles of Amendment to this Certificate of Incorporation shall be filed with the Delaware Secretary of State as required by law to be filed with respect to the issuance of such Preferred Stock prior to such issuance. Unless otherwise required by law, this Certificate of Incorporation or agreement, no Shareholder action is required for the authorization and issuance of such shares of Preferred Stock.

      The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

      (a) the number of shares constituting each series and the distinctive designation of that series;

      (b) the annual dividend rate, if any, on shares of such series, the times of payment, if dividends are to be cumulative and, if so, the date from which dividends shall be accumulated, and the relative rights of priority with respect to dividends;

      (c) whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

      (d) the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

      (e) whether shares of such series shall be convertible into, or exchangeable for, shares of stock or any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

      (f) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

      (g) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

      (h) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

      The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

      B.  COMMON STOCK

      (1) GENERAL. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock, if any.

      (2) VOTING. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

      (3) DIVIDENDS. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors.

      (4) LIQUIDATION. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, and subject to the rights of the holders of Preferred Stock, if any, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders.
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7.  In furtherance of and not in limitation of powers conferred by statute, it is further provided that the election of directors need not be by written ballot.

8. Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation or liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions such director occurring prior to such amendment.

9. The Corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

      Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to the indemnification under this Article, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

      The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

      The indemnification rights provided in this Section (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholder or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

10. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and the Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

11. The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the Corporation. The stockholders shall also have the power to make, adopt, amend, alter or repeal the Bylaws of the Corporation.